Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement
[ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                   NETCOM ON-LINE COMMUNICATION SERVICES, INC.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 Not Applicable
-------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):


[X]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

      2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

      4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------

      5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)  Amount Previously Paid:

          ---------------------------------------------------------------------

      2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------

      3)  Filing Party:

          ---------------------------------------------------------------------

      4)  Date Filed:

          ---------------------------------------------------------------------

                   NETCOM ON-LINE COMMUNICATION SERVICES, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  May 28, 1997


TO OUR STOCKHOLDERS

      The Annual Meeting of Stockholders of NETCOM On-Line Communication Services, Inc. (the "Company") will be held on May 28, 1997 at the Hyatt Sainte Claire, 302 South Market Street, San Jose, California 95113, at 10:00 a.m. for the purpose of considering and acting upon the following proposals:

           (1) To elect seven (7) directors to hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified;

           (2) To ratify the appointment of Ernst & Young LLP as independent accountants of the Company for the period ending December 31, 1997; and

           (3) To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

      These items are discussed in the following pages, which are made part of this Notice. Only stockholders of record as of the close of business on April 9, 1997 will be entitled to vote at the Annual Meeting. A list of stockholders entitled to vote will be available at 2 N. Second Street, Plaza A, San Jose, California 95113 for ten days prior to the Annual Meeting.

      Stockholders are requested to complete, date, sign and return the enclosed proxy card as promptly as possible. The giving of such proxy will not affect your right to vote in person, should you decide to attend the Annual Meeting.

      The Company's December 31, 1996 Annual Report to Stockholders accompanies this Notice of Annual Meeting and Proxy Statement.

                                          By Order of the Board of Directors



                                          CLIFTON T. WEATHERFORD
                                          Secretary, Senior Vice President
                                          and Chief Financial Officer


San Jose, California
April 23, 1997

                   NETCOM ON-LINE COMMUNICATION SERVICES, INC.

                           2 N. Second Street, Plaza A
                               San Jose, CA 95113
                                 (408) 881-3516
                              --------------------
                                 PROXY STATEMENT
                              --------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                                  May 28, 1997

      The enclosed proxy is solicited by the Board of Directors of NETCOM On-Line Communication Services, Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held on May 28, 1997 at the Hyatt Sainte Claire, 302 South Market Street, San Jose, California 95113, at 10:00 a.m., and at any postponement or adjournment thereof, for the purposes set forth in the attached Notice. This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about April 23, 1997.

                                  VOTING RIGHTS

      Each holder of Common Stock is entitled to one vote for each share held as of the record date. Each share of Common Stock is entitled to one vote for as many separate nominees as there are directors to be elected and for or against all other matters presented. For action to be taken at the Annual Meeting, a majority of the shares entitled to vote must be represented at the meeting in person or by proxy. Director nominees receiving the highest number of affirmative votes up to the number of directors to be elected will be elected. For approval of all other matters, the affirmative vote of the majority of the shares represented and voting is the minimum approval necessary. Because abstentions with respect to any matter are treated as shares present or represented and entitled to vote for the purposes of determining whether that matter has been approved by stockholders, abstentions have the same effect as negative votes. Broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not deemed to be present or represented for purposes of determining whether stockholder approval of that matter has been obtained.

                                     PROXIES

      Only stockholders of record on the books of the Company at the close of business on April 9, 1997 will be entitled to vote at the Annual Meeting. As of the close of business on April 9, 1997, there were 11,684,681 outstanding shares of Common Stock held by 395 stockholders of record.

      When proxies are properly dated, executed and returned, the shares they represent will be voted at the Annual Meeting in accordance with the instructions of the stockholders. If no specific instructions are given, the shares will be voted FOR the election of the nominees for director set forth herein and FOR the ratification of the appointment of the Company's independent accountants for the period ending December 31, 1997.

      Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before its exercise by (i) filing with the Secretary of the Company a signed written statement revoking his or her proxy, or (ii) submitting an executed proxy bearing a date later than that of the proxy being revoked. A proxy may also be revoked by attendance at the Annual Meeting and election to vote in person. Attendance at the Annual Meeting will not by itself constitute the revocation of a proxy.

                                PROPOSAL NUMBER 1

                              ELECTION OF DIRECTORS

      The Bylaws of the Company provides for a variable board which shall not be less than five (5) nor more than nine (9). The exact number of directors is currently set at seven (7), until changed by resolution of the Board of Directors.

      At the Annual Meeting, a Board of seven (7) directors will be elected. The term of office of each such person elected as a director will continue until the next Annual Meeting of Stockholders, until such director shall resign, or until a successor has been elected and qualified.

      All of the nominees are presently directors of the Company.

      Unless otherwise instructed, the proxy holders will vote the proxies received by them for Management's nominees named below. In the event that any Management nominee shall become unavailable, or if other persons are nominated, the proxy holders will vote in their discretion for a substitute nominee. It is not expected that any nominee will be unavailable.

      It is the intention of the proxy holders named in the enclosed form of proxy to vote such proxies (except those containing contrary instructions) for the nominees named below.

NAME AND PRINCIPAL OCCUPATION FOR THE PAST FIVE YEARS OF THE DIRECTORS NOMINATED BY MANAGEMENT:

      C. Lee Cox, 56, has been a Director of the Company since April 1997. Mr. Cox retired as Vice Chairman of AirTouch Communications in April 1997, a position he held since 1994. Prior to his being named Vice Chairman, Mr. Cox had served as President and Chief Operating Officer of AirTouch Communications. Mr. Cox also served as President and Chief Executive Officer of AirTouch Cellular. Mr. Cox began his 31-year Bell system career as a manager with Pacific Telephone and Telegraph in 1964. Following a string of Marketing and Operations assignments, in 1983 he became Vice President of Corporate Communications for Pacific Bell. In 1984, Mr. Cox was elected Executive Vice President of Operations for Pacific Bell. He was named Executive Vice President of Marketing two years later. Mr. Cox continues to be a member of the Board of Directors of AirTouch Communications and provides advice and counsel to the AirTouch Policy Group. Mr. Cox is also a member of the Board of Directors of Pacific Gas and Electric and is a past director of the CORO Foundation, UCLA's Andrus Gerontology Center, Board of Governors of the Commonwealth Club of California, and the Board of Trustees of the World Affairs Council. In addition, Mr. Cox chaired the advisory group of the Bay Area Management Council and the Industry Education Council of California. Mr. Cox is a 1963 graduate of San Jose State University.

      David W. Garrison, 41, has served as NETCOM's Chairman of the Board since March 1996, as its Chief Executive Officer since April 1995 and as its President and a Director since February 1995. Mr. Garrison also served as the Company's Chief Operating Officer from February 1995 to April 1995. Mr.. Garrison is also serving on the Board of Directors of Traveling Software, Inc. Prior to joining the Company, Mr. Garrison was, from December 1990 to September 1994, with SkyTel Corp., a division of Mobile Telecommunications, Incorporated ("MTEL"). During his association with MTEL (1990 to 1994), Mr. Garrison held positions as President, Senior Vice President and Vice President. From 1986 to 1990, Mr. Garrison served successively as Chief Operating Officer, President, Chief Executive Officer and Chairman for Dial Page, Inc., a regional paging carrier based in Greenville, South Carolina. Prior to that, Mr. Garrison was a Vice President and General Manager for the Providence Journal Company, a publishing and broadcast holding company based in Providence, Rhode Island. Mr. Garrison received a bachelor's degree in accounting from Syracuse University and an M.B.A. from the Harvard Business School.

      Stephen J. Getsy, 52, has been a Director of the Company since October 1994. Mr. Getsy has been Chief Executive Officer of On-Line Ventures in Ponte Vedra, Florida since 1993. From 1990 to 1993, Mr. Getsy was Senior Vice President at Computer Power, Inc. and from 1986 to 1990 was Executive Vice President at FIserv,

Inc., a data processing services company. Prior to joining FIserv, Mr. Getsy was with Automatic Data Processing, Inc. ("ADP"), where he held a number of technical and management positions, including Vice President and General Manager for several of ADP's financial services business units. In 1969, Mr. Getsy was a founding Management Team Member of Automatic Remote Computer Services, Inc., which was sold to ADP in 1971. Mr. Getsy began his career with IBM in 1967. Mr. Getsy holds a B.S. in education and mathematics from Indiana University of Pennsylvania and an M.S. in computer science from New York University. Mr. Getsy has also completed the Executive Program in Business Administration at Columbia University.

      Daniel Goldman, 30, has been a Director of the Company since April 1997. Mr. Goldman is Chairman, founder and former CEO of the Total Entertainment Network (TEN), a venture backed Internet gaming service. Mr. Goldman's experience with online services began in 1983, when he created and operated a leading local bulletin board system, The Inner Circle. Mr. Goldman went on to found a company which created conversions of computer games for MAXIS, including SimCity, which has sold over a million copies worldwide. Mr. Goldman served as President and Chief Executive Officer of Planet Optigon, an online service developer that was merged into TEN in 1995. Mr. Goldman currently serves in an advisory capacity with several Internet and entertainment companies. Mr. Goldman studied Physics and Computer Science at the University of California, Berkeley.

      Gary P. Madden, 49, has been a Director of the Company since June 1993. Prior to joining the Company's Board of Directors, he acted as a private consultant to the Company. Since 1979, Mr. Madden has owned and managed the accounting firm of Madden Accountancy Corporation in San Jose, California. From March 1975 to September 1976, Mr. Madden was the Controller and Treasurer of Signal Hill Electric, a subsidiary of Northrop Aviation, and prior thereto held positions with Ernst & Young LLP (then Ernst & Ernst) and IBM. Mr. Madden is a Certified Public Accountant licensed in California and received a B.A. in economics from San Jose State University.

      David P. Mixer, 45, is a co-founder of Columbia Capital Corporation and has served as a Managing Director since 1988. Mr. Mixer is Columbia Capital's Principal and a Director of Saville Systems, Telular Corporation, and Spaceworks, Inc. Prior to Columbia Capital Corporation, Mr. Mixer joined Providence Journal Cellular in 1983 as its President. Mr. Mixer received a B.A. from Union College in Schenectady, NY and an M.B.A. from Harvard Business School.

      Charles C. Townsend, III, 48, was elected by the Board of Directors to serve as a director of the Company in April 1996. Mr. Townsend is Chairman and Chief Executive Officer of Atlantic Cellular Company ("Atlantic"), which he founded in 1989. Prior to founding Atlantic, Mr. Townsend was President and Chief Executive Officer of Providence Journal Telecommunications ("Providence Journal") and President and Chief Operating Officer of a Providence Journal subsidiary, Colony Communications. Mr. Townsend received a B.A. in social psychology from the University of Virginia, and an M.B.A. in finance and marketing from Harvard Business School.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" MANAGEMENT'S NOMINEES.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of April 9, 1997 by: (i) each person who is known by the Company to beneficially own more than five percent of the Company's Common Stock, (ii) each of the Company's directors and nominees for director, (iii) each of the Named Executive Officers (as defined on page 6 of this Proxy Statement), and (iv) all directors and executive officers of the Company as a group.

                                                         Number of Shares
                                                         of Common Stock
     Name and Address of Beneficial Owner               Beneficially Owned(1)   Percent
     ------------------------------------               ---------------------   -------

Entities Associated with James E. Stowers, Jr.(2)
c/o Twentieth Century Companies, Inc.
4500 Main Street
Kansas City, MO 64141-9210...............................     950,000             8.1%

C. Lee Cox...............................................          --              *

Rick C. Francis(3).......................................      36,998              *

David W. Garrison(4).....................................     232,901             2.0

Stephen J. Getsy(5)......................................      67,539              *

Eric V. Goffney(6).......................................      44,157              *

Daniel Goldman...........................................          --              *

Donald P. Hutchison(7)...................................      68,644              *

Michael D. Kallet(8).....................................      24,983              *

Gary P. Madden(9)........................................     238,893             2.0

David P. Mixer...........................................      20,000              *

Charles C. Townsend, III(10).............................      14,750              *

Clifton T. Weatherford(11)...............................      28,157              *

All directors and executive officers as a group
(12 persons)(12).........................................     777,022             6.4

----------

*     Less than 1%.

(1) This table is based upon information supplied by officers, directors and principal stockholders, and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "Commission"). Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities.
      Except as indicated by footnotes and subject to community property laws, where applicable, the persons named above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)   Based on a Schedule 13G dated February 12, 1996 filed jointly by Twentieth
      Century Companies, Inc. ("TCC"), Investors Research Corporation ("IRC"),
      Twentieth Century Investors, Inc. ("TCI") and James E. Stowers, Jr.
      ("Stowers"), reporting sole voting and dispositive power by each of them with respect to all of such shares. IRC, a wholly owned subsidiary of TCC, manages the investments of TCI. Stowers controls TCC by virtue of his beneficial ownership of a majority of the voting stock of TCC. Stowers, TCC and IRC disclaim beneficial ownership of such shares.


(3) Includes 22,856 Shares subject to stock options held by Mr. Francis that are presently exercisable or that will become exercisable within 60 days of April 9, 1997.


(4) Includes 212,901 Shares subject to stock options held by Mr. Garrison that are presently exercisable or that will become exercisable within 60 days of April 9, 1997.

                                       -4-



(5) Includes 54,785 Shares subject to stock options held by Mr. Getsy that are presently exercisable or that will become exercisable within 60 days of April 9, 1997.

(6) Includes 43,750 Shares subject to stock options held by Mr. Goffney that are presently exercisable or that will become exercisable within 60 days of April 9, 1997.

(7) Includes 66,964 Shares subject to stock options held by Mr. Hutchison that are presently exercisable or that will become exercisable within 60 days of April 9, 1997.

(8) Includes 23,592 Shares subject to stock options held by Mr. Kallet that are presently exercisable or that will become exercisable within 60 days of April 9, 1997.

(9) Includes 20,000 Shares held by Mr. Madden's children and 8,750 Shares subject to stock options held by Mr. Madden that are presently exercisable or that will become exercisable within 60 days of April 9, 1997.

(10) Includes 8,750 Shares subject to stock options held by Mr. Townsend that are presently exercisable or that will become exercisable within 60 days of April 9, 1997.

(11) Includes 26,561 Shares subject to stock options held by Mr. Weatherford that are presently exercisable or that will become exercisable within 60 days of April 9, 1997.

(12) Includes 468,909 shares issuable upon exercise of stock options that are exercisable or that will become exercisable within 60 days of April 9, 1997.


Board of Directors Meetings and Committees

      The Board of Directors held eight meetings during 1996. The Board of Directors has standing Audit, Compensation and Stock Option Committees. The Board of Directors has no standing Nominating Committee. All directors attended more than 75% of the Board meetings and the meetings of the committees of the Board on which such director served.

      The Audit Committee of the Board, which presently consists of Messrs. Madden and Goldman, held four meetings during the last fiscal year. The Audit Committee has the responsibility to review the scope of the annual audit, recommend to the Board of Directors the appointment of the independent accountants, and meet with the independent accountants for review and analysis of the Company's systems, the adequacy of controls and the sufficiency of financial reporting and accounting compliance. The members of the Audit Committee during fiscal year 1996 were Mr. Madden and Messrs. Lawrence W. Lepard and Ofer Nemirovsky, who are no longer directors of the Company.

      The Compensation Committee of the Board held two meetings during the last fiscal year. The Compensation Committee has the responsibility for determining the compensation to be paid to each of the Company's executive officers. The members of the Compensation Committee during fiscal year 1996 were Messrs. Getsy and Madden.

      The Stock Option Committee of the Board acted seven times by written consent and held four meetings during the last fiscal year. The Stock Option Committee administers the Company's 1993 Stock Option Plan (the "1993 Plan") and 1994 Employee Stock Purchase Plan. The Stock Option Committee has the power to delegate its authority to grant options to non-executive officers of the Company. The members of the Stock Option Committee during fiscal year 1996 were Messrs. Garrison, Lepard and Nemirovsky.

      The Compensation Committee and the Stock Option Committee were reconstituted as a single committee, effective December 18, 1996 and are now referred to as the "Compensation/Option Committee." Messrs. Getsy, Madden and Cox are the current members of the Compensation/Option Committee.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table provides certain summary information concerning compensation paid for the fiscal years ended December 31, 1996, 1995 and 1994 to the Company's Chief Executive Officer, to each of the other four most highly compensated executive officers who were serving as executive officers on December 31, 1996 and to an individual who was no longer serving as an executive officer on December 31, 1996 (the "Named Executive Officers").

                           Summary Compensation Table

                                                                                                   Long-Term
                                                                                                 Compensation
                                                                                                ---------------
                                                                                                    Awards
                                                                                                ---------------
                                                            Annual Compensation                   Securities
                                                 -------------------------------------------       Underlying        All Other
 Name and Principal Position           Year      Salary ($)     Bonus ($)         Other ($)        Options (#)    Compensation ($)
 ---------------------------           ----      ----------     ---------        -----------    ---------------   ----------------

David W. Garrison                       1996      $225,000      $50,288(2)        $ 9,295(3)        150,000         $4,750(4)
Chairman of the Board, President        1995       186,058       77,054(5)         39,742(6)        300,000          4,620(4)
and Chief Executive Officer(1)

Clifton T. Weatherford                  1996       189,996       66,507(2)(7)             --         85,000          4,290(4)
Senior Vice President,
Chief Financial Officer

Donald P. Hutchison                     1996       175,596       36,576(2)                --             --          4,750(4)
Former Senior Vice President,           1995       187,160       55,778(5)                --             --          4,550(4)
Strategic Partnerships                  1994        87,532       15,000                   --         89,285             --

Eric V. Goffney                         1996       171,388       37,451(2)                --             --          4,750(4)
Senior Vice President,
Customer Support

Michael D. Kallet                       1996       168,692       52,486(2)                --         30,000          4,750(4)
Senior Vice President,                  1995         6,875           --                              57,500             --
Products and Services

Rick C. Francis                         1996       153,385       28,217(2)                --             --          4,620(4)
Former Chief Technology Officer         1995       138,654       47,294(5)                --             --          4,620(4)
                                        1994       119,995           --                   --         57,142             --

----------

(1)   Mr. Garrison became an executive officer of the Company in February 1995.

(2)   Represents bonuses earned in fiscal year end 1996, but paid in 1997.

(3)   Includes $3,295 of taxes and $6,000 of car allowance.

(4)   Consists of the Company's matching contribution to the Company's 401(k)
      Plan.

(5)   Represents bonuses earned in fiscal year end 1995, but paid in 1996.

(6)   Includes $37,342 of moving expenses.

(7)   Includes a one-time sign-on bonus of $25,000.

      The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 1996 to the Company's Named
Executive Officers.

                       Option Grants in Last Fiscal Year

                                                                                                     Potential Realizable
                                                      Individual Grants                                 Value at Assumed
                            ---------------------------------------------------------------------    Annual Rates of Stock
                                Number of           Percent of Total                                 Price Appreciation for
                                Securities         Options Granted to   Exercise or                     Option Term(2)
                            Underlying Options        Employees in      Base Price     Expiration   -----------------------
Name                           Granted (#)           Fiscal Year(1)      ($/Share)        Date          5%          10%
------------------------       -----------           ---------------     ---------        ----      ----------   ----------
David W. Garrison               150,000(3)                14.7%           $22.75        02/28/06    $2,146,103   $5,438,646

Clifton T. Weatherford           85,000(4)                 8.3             32.50        01/10/06     1,737,322    4,402,714

Donald P. Hutchison                  --                    --               --             --               --           --

Eric V. Goffney                      --                    --               --             --               --           --

Michael D. Kallet                30,000(4)                 2.9             34.25        06/17/06       646,189    1,637,570

Rick C. Francis                      --                    --               --             --               --           --

----------

(1)   Based on options to purchase an aggregate of 1,018,729 shares of Common
      Stock granted during fiscal 1996.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date and are not presented to forecast possible future appreciation, if any, in the price of the Common Stock. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the options or the sale of the underlying shares. The actual gains, if any, on the stock option exercises will depend on the future performance of the Common
      Stock, the optionee's continued employment through applicable resting periods and the date on which the options are exercised.

(3) Of these options, 36,000 shares vest quarterly over a three-year period beginning on the date of grant and 114,000 shares vest quarterly over a four-year period beginning on the date of grant.

(4) These options vest quarterly over a four-year period beginning on the date of grant.

      The following table shows stock options exercised by the Named Executive Officers during fiscal 1996, including the aggregate net value realized upon exercise of such options. In addition, this table includes the number of shares of Common Stock represented by outstanding stock options held by each of the Named Executive Officers as of December 31, 1996. The closing price of the Company's Common Stock at fiscal year end was $13.00.

                 Aggregated Option Exercises in Last Fiscal Year
                     and Fiscal Year-End Option Value Table

                                                                   Number of Securities               Value of Unexercised
                               Shares                             Underlying Unexercised                  In-the-Money
                              Acquired                             Options at FY-End (#)            Options at FY-End ($)(1)
                                Upon              Value        ------------------------------      ----------------------------
Name                        Exercise (#)      Realized ($)     Exercisable      Unexercisable      Exercisable    Unexercisable
----                        ------------      ------------     -----------      -------------      -----------    -------------
David W. Garrison              10,000           $     --         160,362          279,638            $    --         $     --

Clifton T. Weatherford             --                 --          15,936           69,064                 --               --

Donald P. Hutchison             8,000            186,285          50,592           26,043             50,694           31,703

Eric V. Goffney                    --                 --          31,250           68,750                 --               --

Michael D. Kallet                  --                 --          18,124           69,376                 --               --

Rick C. Francis                46,142          1,113,986          18,094           19,048                 --               --

----------

(1) Value is calculated by (i) subtracting the exercise price per share from the year-end closing price of $13.00 per share; and (ii) multiplying by the number of shares subject to the option.

Compliance with Section 16(a) of the Exchange Act

      Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules of the Securities and Exchange Commission (the "Commission") thereunder require the Company's directors and executive officers to file reports of their ownership and changes in ownership of Common Stock with the Commission. Personnel of the Company generally prepare these reports on the basis of information obtained from each director and officer. Based on such information, the Company believes that all reports required by Section 16(a) of the Exchange Act to be filed by its directors and executive officers during the last fiscal year were filed on time, except that Mr. Lepard, a former director of the Company, filed a Form 4 in September 1996 relating to his August transactions approximately three days late, involving the sale of the Company's Common Stock.

Employment Agreements

      The Company has entered into employment agreements with Messrs. Garrison, Weatherford, Hutchison, Goffney, Kallet and Francis.

      Mr. Garrison's employment agreement, dated as of February 1, 1995, as amended on April 20, 1995, provides for a base salary of $225,000, with a discretionary bonus of up to 100% of base salary, depending on the performance of the Company (with respect to 70% of such bonus) and individual performance (with respect to 30% of such bonus). The formula for determining the bonus provides for a bonus of 50% of salary for reaching 100% of target performance, with the maximum bonus of 100% of base salary to be paid for reaching 150% of target performance. In 1995, Mr. Garrison was granted options to purchase an aggregate of 180,000 shares of Common Stock at an exercise price of $22.25, an aggregate of 45,000 shares of Common Stock at an exercise price of $18.91 and an aggregate of 75,000 shares of Common Stock at an exercise price of $23.75. The 180,000 share option grant and the 45,000 share option grant vest over a four-year period that began on March 1, 1995. The 75,000 share option grant vests over a four-year period that began on April 20, 1995. The difference between the exercise price and the fair market value of the options granted at an exercise price of $18.91 is being amortized by the Company over the vesting period of such options. Mr. Garrison's employment agreement provides for a two-year term, unless extended or terminated in accordance with the terms of the agreement. The Company may terminate Mr. Garrison's employment with or without cause; provided, however, that if Mr. Garrison is terminated without cause, he will receive a salary continuation for a period equal to the lesser of six months (or nine months if Mr. Garrison can prove that he has diligently attempted to find comparable employment) or the remaining term of the agreement. Upon any termination, with or without cause, Mr. Garrison is entitled to payment for accrued vacation and salary, and bonuses accrued and approved by the Board for services actually rendered prior to the date of such termination. Mr. Garrison's employment agreement provides for a loan of up to $100,000 from the Company in connection with his relocation and for the reimbursement by the Company of up to $40,000 of his relocation-related expenses. The loan and reimbursement were made in the second quarter of 1995. In addition, in the first quarter of 1996, Mr. Garrison was granted an option to purchase 150,000 shares of Common Stock at an exercise price of $22.75. This option vests over a three-year period with respect to 36,000 shares and over a four-year period with respect to 114,000 shares, beginning on February 28, 1996. All of Mr. Garrison's options vest an additional 50%, or such lesser amount that remains unvested, upon a change of control, as defined in the option agreements, subject to certain conditions.

      The employment agreement for Mr. Weatherford, dated as of December 19, 1995, provides for a base salary of $189,996, with subsequent increases, and an additional discretionary bonus of up to 90% of base salary, depending on the performance of the Company (with respect to 70% of such bonus) and individual performance (with respect to 30% of such bonus). The formula for determining the bonus provides for a bonus of 45% of base salary for reaching 100% of target performance, with the maximum bonus of 90% of base salary to be paid for reaching 150% of target performance. The Board may terminate Mr. Weatherford's employment at any time with or without cause; provided, however, that if he is terminated without cause (other than as a result of disability or death) within two years of the date of his employment agreement, he will receive salary continuation for six months (or nine months if Mr. Weatherford can prove that he has diligently attempted to find comparable employment). Upon any termination, with or without cause, or upon his resignation, Mr. Weatherford is entitled to payment for accrued vacation and salary, and bonuses accrued for services actually rendered prior to termination. In the event of a change of control of the Company, as defined in the agreement, Mr. Weatherford will be entitled to receive any bonus he would have earned based on performance, notwithstanding any cancellation of such bonus by the Company or a control person of the Company. Mr. Weatherford has been granted options to purchase 72,597 and 12,403 shares of Common Stock at an exercise price of $32.50. Such options vest over four-year periods beginning on the date of grant. All of Mr. Weatherford's options vest an additional 50%, or such lesser amount that remains unvested, upon a change of control, as defined in the option agreements, subject to certain conditions.

      The employment agreement for Mr. Hutchison, dated as of May 9, 1995, provided for a base salary of $175,596, with subsequent increases, and an additional discretionary bonus of up to 90% of base salary, depending on the performance of the Company (with respect to 70% of such bonus) and individual performance (with respect to 30% of such bonus). The formula for determining the bonus provided for a bonus of 45% of base salary for reaching 100% of target performance, with the maximum bonus of 90% of base salary to be paid for reaching 150% of target performance. Mr. Hutchison was granted options to purchase 22,321 and 66,964 shares of Common Stock at exercise prices of $4.48 and $13.00, respectively. Such options vest over three-year periods beginning on the date of grant. All of Mr. Hutchison's options vested an additional 50%, or such lesser amount that remained unvested, upon a change in control, as defined in the option agreements, subject to certain conditions. Mr. Hutchison resigned his position as Senior Vice President, Strategic Partnerships in November 1996. The Company and Mr. Hutchison entered into a Transition Agreement and Release which, provided he has not breached the terms of the agreement, provides for salary continuation through January 31, 1997 and then a lump sum payment in an amount equal to Mr. Hutchison's salary for the period from February 1, 1997 through May 9, 1997. Mr. Hutchison was also permitted to participate in the Company's officer's bonus plan with respect to services rendered during 1996. In addition, any options that were unvested of two options representing 22,321 shares and 66,964 shares became immediately vested and were completely exercisable on January 31, 1997.

      The employment agreement for Mr. Goffney, dated as of August 22, 1995, as amended on November 1, 1996, provides for a base salary of $180,000, with subsequent increases, and an additional discretionary bonus of up to 90% of base salary, depending on the performance of the Company (with respect to 70% of such bonus) and individual performance (with respect to 30% of such bonus). The formula for determining the bonus provides for a bonus of 45% of base salary for reaching 100% of target performance, with the maximum bonus of 90% of base salary to be paid for reaching 150% of target performance. The Board may terminate Mr. Goffney's employment at any time with or without cause; provided, however, that if he is terminated without cause (other than as a result of disability or death) within two years of the date of his employment agreement, he will receive salary continuation for the lesser of six months or the remaining term of the agreement. Upon any termination, with or without cause, or upon his resignation, Mr. Goffney is entitled to payment for accrued vacation and salary, and bonuses accrued for services actually rendered prior to termination. In the event of a change of control of the Company, as defined in the agreement, Mr. Goffney will be entitled to receive any bonus he would have earned based on performance, notwithstanding any cancellation of such bonus by the Company or a control person of the Company. Mr. Goffney has been granted options to purchase 16,160 and 83,840 shares of Common Stock at an exercise price of $32.75. Such options vest over four-year periods beginning on the date of grant. All of Mr. Goffney's options vest an additional 50%, or such lesser amount that remains unvested, upon a change of control, as defined in the option agreements, subject to certain conditions.

      The employment agreement for Mr. Kallet, dated as of December 13, 1995, provides for a base salary of $168,692, with subsequent increases, and an additional discretionary bonus of up to 90% of base salary, depending on the performance of the Company (with respect to 70% of such bonus) and individual performance (with respect to 30% of such bonus). The formula for determining the bonus provides for a bonus of 45% of base salary for reaching 100% of target performance, with the maximum bonus of 90% of base salary to be paid for reaching 150% of target performance. The Board may terminate Mr. Kallet's employment at any time with or without cause; provided, however, that if he is terminated without cause (other than as a result of disability or death) within two years of the date of his employment agreement, he will receive salary continuation for the lesser of six months or the remaining term of the agreement. Upon any termination, with or without cause, or upon his resignation, Mr. Kallet is entitled to payment for accrued vacation and salary, and bonuses accrued for services actually rendered prior to termination. In the event of a change of control of the Company, as defined in the agreement, Mr. Kallet will be entitled to receive any bonus he would have earned based on performance, notwithstanding any cancellation of such bonus by the Company or a control person of the Company. Mr. Kallet has been granted options to purchase an aggregate of 57,500 shares of Common Stock at an exercise price of $52.50 and an aggregate of 30,000 shares of Common Stock at an exercise price of $34.25. Such options vest over four-year periods beginning on the date of grant. All of Mr. Kallet's options vest an additional 50%, or such lesser amount that remains unvested, upon a change of control, as defined in the option agreements, subject to certain conditions.

      The employment agreement for Mr. Francis, dated as of April 24, 1995, provided for a base salary of $168,292, with subsequent increases, and an additional discretionary bonus of up to 90% of base salary, depending on the performance of the Company (with respect to 70% of such bonus) and individual performance (with respect to 30% of such bonus). The formula for determining the bonus provided for a bonus of 45% of base salary for reaching 100% of target performance, with the maximum bonus of 90% of base salary to be paid for reaching 150% of target performance. Mr. Francis was granted options to purchase 32,142, 55,803 and 1,339 shares of Common Stock at exercise prices of $.56, $13.00 and $13.00, respectively. Such options vest over three-year periods beginning on the date of grant. Mr. Francis resigned his position as Chief Technology Officer in February 1997.

Compensation of Directors

      Directors do not receive any fees for service on the Board of Directors; however, they are reimbursed for their expenses for each meeting attended and are eligible to participate in the 1993 Plan. Nonemployee directors joining the Board of Directors on or after April 24, 1996 will receive a nonstatutory stock option ("NSO") to purchase 35,000 shares of the Company's Common Stock upon their initial appointment and an NSO to purchase 5,000 shares of the Company's Common Stock at every annual meeting thereafter at which they are elected. All such options vest over a four-year period at the rate of 6.25% of the shares per quarter. In addition, each of Messrs. Madden and Getsy received a 35,000 share NSO grant upon their re-election at the 1996 Annual Meeting, and will receive a 5,000 share NSO grant at every annual meeting thereafter at which they are elected. The 1993 Plan was amended in January 1997 in accordance with applicable federal securities rules to permit any nonemployee director to receive grants of discretionary NSOs from the full board. On January 23, 1997 Gary Madden, Stephen Getsy, Leo Hindery and Charles Townsend each were granted NSOs for 20,000 shares. The exercise price for all of the grants described above will be the fair market value of the shares on the date of each respective grant.

                        REPORT ON EXECUTIVE COMPENSATION

      The Company's compensation programs and policies applicable to its executive officers are administered by the Compensation/Option Committee of the Board of Directors (and prior to December 1996 by the Compensation Committee of the Board of Directors). The Compensation/Option Committee is made up entirely of non-employee directors. The programs and policies are designed to enhance stockholder value by aligning the financial interests of the executive officers of the Company with those of its stockholders.

      It is the Company's policy generally to qualify compensation paid to executive officers for deductibility under section 162(m) of the Internal Revenue Code. Section 162(m) generally prohibits the Company from deducting the compensation of executive officers that exceeds $1,000,000 unless that compensation is based on the satisfaction of objective performance goals. At the 1995 Annual Meeting, the Company obtained stockholder approval to amend the 1993 Plan, which contains limitations necessary to qualify awards under such plan as performance-based compensation and to maximize the tax deductibility of such awards. However, the Company reserves the discretion to pay compensation to its executive officers that may not be deductible.

      The Company's three primary components of executive compensation are base salary, bonuses, and stock options.

      Base Salary. Base salaries for fiscal 1996 reported herein were determined by the Compensation Committee. The Compensation Committee reviews salaries recommended by the Chief Executive Officer for executive officers other than the Chief Executive Officer. Final decisions on base salary adjustments for executives other than the Chief Executive Officer are made in consultation with the Chief Executive Officer. The Compensation Committee independently determines the base salary for the Chief Executive Officer by: (a) examining the Company's performance against its preset goals, (b) examining the Company's performance within the industry, (c) evaluating the overall performance of the Chief Executive Officer, and (d) comparing the base salary of the Chief Executive Officer to that of other chief executive officers in the industry. Based upon such evaluation, the Chief Executive Officer's base salary in 1996 remained at $225,000.

      Bonuses. The Incentive Bonus Plan is a cash-based incentive bonus program. The Incentive Bonus Plan provides for payment of an incentive cash bonus to each named executive officer of up to 90% of base salary (up to 100% in the case of the Chief Executive Officer). Bonus amounts are weighted 30% based on individual performance and 70% based on Company performance tied to four criteria: (i) revenue versus plan, (ii) earnings before interest, taxes, depreciation and amortization ("EBITDA") versus plan, (iii) average revenue per customer and (iv) ending net cash balance. Based upon an analysis of such factors, the Chief Executive Officer was awarded a cash bonus of $50,288 for 1996.

      Stock Options. The Compensation/Option Committee annually grants options under the 1993 Plan. The grants are intended to retain and motivate key executives and to provide a direct link with the interests of the stockholders of the Company. The Compensation/Option Committee, in making its determination as to grant levels, takes into consideration: (i) prior award levels, (ii) total awards received to date by individual executives, (iii) the total stock award to be made and the executive's percentage participation in that award, (iv) the executive's direct ownership of the Company's shares, (v) the number of options vested and nonvested, and (vi) the options outstanding as a percentage of total shares outstanding. In February 1996 the Stock Option Committee awarded the Chief Executive Officer options to purchase 150,000 shares of stock at an exercise price of $22.75 per share.

      The foregoing report has been furnished by the Company's
Compensation/Option Committee of the Board of Directors.

                                      COMPENSATION/OPTION COMMITTEE

                                      Stephen J. Getsy
                                      Gary P. Madden

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The Securities and Exchange Commission requires disclosure where an executive officer of a company served or serves as a director or on the compensation committee of another entity and an executive officer of such other entity served or serves as a director or on the compensation committee of the company. The Company does not have any such interlocks. Decisions as to executive compensation are made by the Compensation Committee and the Stock Option Committee, which was reconstructed as a single "Compensation/Option Committee" in December 1996. During fiscal year 1996, the Compensation Committee and the Stock Option Committee were comprised entirely of non-employee directors.


                             STOCK PERFORMANCE GRAPH

      Set forth below is a graph, based on the closing price of the last business day in each calendar quarter for the period, comparing the Company's total cumulative stockholder return as compared to the CRSP Total Return Index for the NASDAQ National Market (U.S. Companies) (the "NASDAQ Market Index") and the CRSP Total Return Index for NASDAQ Computer and Data Processing Services Stocks (the "C&DP Index") for the period from December 15, 1994 (the date of the Company's initial public offering) through December 31, 1996. Total stockholder return assumes $100 invested at the beginning of the period in the Company's Common Stock, the stocks represented in the NASDAQ Market Index and the stocks represented in the C&DP Index, respectively. Total return also assumes reinvestment of dividends. The Company has paid no dividends on the Common Stock.

      The stock price performance on the graph below is not necessarily indicative of future price performance.

                         INDEXED STOCK PRICE COMPARISON
                   December 15, 1994 through December 31, 1996

                               [GRAPHIC OMITTED]

               12/15/94  12/31/94  03/31/95  06/30/95  09/30/95  12/31/95  03/31/96  06/30/96  09/30/96  12/31/96
               --------  --------  --------  --------  --------  --------  --------  --------  --------  --------

Netcom          $100.00   $166.94   $136.06   $150.00   $258.82   $211.76   $141.18   $158.82   $100.76    $76.47
Nasdaq Market   $100.00   $102.88   $112.15   $128.28   $143.74   $145.49   $152.29   $164.72   $170.58   $178.95
C&DP Index      $100.00   $102.97   $115.91   $137.39   $150.07   $156/81   $164.18   $182.49   $186.12   $193.57

                                PROPOSAL NUMBER 2

                     RATIFICATION OF INDEPENDENT ACCOUNTANTS

      The Board of Directors has approved the retention of Ernst & Young LLP as independent accountants for the Company for the current fiscal year. The stockholders are asked to ratify the designation of Ernst & Young LLP as independent accountants for the Company for the fiscal year ending December 31, 1997. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting to make a statement if he or she desires to do so, and such representative is expected to be available to respond to appropriate questions.

      Should the stockholders fail to ratify the designation of Ernst & Young LLP as independent accountants, retention of the firm for the fiscal year ending December 31, 1997 will be reconsidered by the Board of Directors.

      Unless marked to the contrary, proxies received will be voted "FOR" ratification of the designation of Ernst & Young LLP as independent accountants for the Company's fiscal year ending December 31, 1997.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION
                    OF THE COMPANY'S INDEPENDENT ACCOUNTANTS.


                                  OTHER MATTERS

      Proposals Intended To Be Presented at the Next Annual Meeting. Proposals of security holders intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received by the Company for inclusion in the Company's proxy statement and form of proxy no later than December 23, 1997.

      Other Matters. Management knows of no business that will be presented for consideration at the Annual Meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

      Proxy Solicitation. The expense of solicitation of proxies will be borne by the Company. In addition to solicitation of proxies by mail, certain officers, directors and Company employees who will receive no additional compensation for their services may solicit proxies by telephone, telegraph or personal interview. Furthermore, the Company intends to retain a proxy solicitation firm and expects to pay $6,500 in fees, plus a reasonable amount to cover expenses. The Company is required to request brokers and nominees who hold stock in their name to furnish this proxy material to beneficial owners of the stock and will reimburse such brokers and nominees for their reasonable out-of-pocket expenses in so doing.

      Annual Report. The Company's Annual Report to Stockholders for the year ended December 31, 1996 is being sent concurrently to the Company's stockholders. If you have not received or had access to the 1996 Annual Report to Stockholders, please notify Investor Relations, 2 N. Second Street, Plaza A, San Jose, California 95113 and copies will be sent to you.

                                          By Order of the Board of Directors,

                                          CLIFTON T. WEATHERFORD
                                          Secretary, Senior Vice President
                                          and Chief Financial Officer

San Jose, California
April 23, 1997